Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8) pertaining to the Clear Channel Outdoor Holdings, Inc. 2012 Stock Incentive Plan (No. 333-181514); and

2.	Registration Statement (Form S-8) pertaining to the Clear Channel Outdoor Holdings, Inc. 2005 Stock Incentive Plan (No. 333-130229); and

3.	Registration Statements (Form S-8) pertaining to the Clear Channel Communications, Inc. 401(k) Savings Plan (Nos. 333-167468 and 333-132950)

of our report dated February 21, 2012 (June 20, 2012 as to the matters discussed in Notes 2 and 13), with respect to the consolidated financial statements and schedule of Clear Channel Outdoor Holdings, Inc., included in this Current Report (Form 8-K) dated June 21, 2012.

/s/ Ernst & Young LLP

San Antonio, Texas
June 20, 2012